Exhibit 10.9

PROTECTION ONE, INC.
SENIOR MANAGEMENT
SHORT-TERM INCENTIVE PLAN

Effective January 1, 2004

The Protection One, Inc. Senior Management Short-Term Incentive Plan (“Plan”) is intended to motivate officers and other members of senior management of the Company and certain of its designated subsidiaries to achieve the highest level of performance and to further the achievement of Protection One’s goals, objectives, and strategies.  The Plan is designed to reward exceptional performance using financial incentives to supplement base compensation.  Also, the Plan is intended to enhance Protection One’s ability to attract and retain talented employees.  Finally, the Plan is intended to benefit Protection One in the pursuit of its goals and objectives by stimulating and motivating the participants, which will in turn enhance productivity.

1.                                       Definitions.  As used herein, the following words and phrases shall have the following meanings unless the context clearly indicates otherwise:

(a)                                  Award:  The total incentive award made to a Participant under the terms of the Plan.

(b)                                 Award Criteria:  The Financial and Discretionary criteria described in Section 4, and as approved by the Board from time to time, and as same may be amended from time to time in accordance with the terms hereof.

(c)                                  Base Compensation:  Annualized salary paid to an employee, excluding overtime, bonuses, commissions, or any pay element other than the base rate of compensation.

(d)                                 Board:  The Board of Directors of the Company.

(e)                                  CMS: Security Monitoring Services, Inc., a Florida corporation (d/b/a Computerized Monitoring Services, Inc., or CMS), and its successors and assigns.

(f)                                    CMS Senior Management: The individual employed by CMS who holds the title of President of CMS.

(g)                                 Company:  Protection One, Inc., a Delaware corporation, and its successors and assigns.

(h)                                 Designated Subsidiaries: CMS, POAMI and NMF.

(i)                                     Discretionary Criteria:  Criteria which are based on financial or non-financial criteria or both, applied in the discretion of the appropriate managerial decision-maker to evaluate the performance of Participants, in accordance with pay grade and management level as set forth in Section 2.

(j)                                     Executive Officers:  Those individuals which hold the following officer positions: (i) President/Chief Executive Officer (“CEO”); (ii) any Executive Vice President (“EVP”) of the Company or POAMI, including without limitation the Executive Vice President and Chief Financial Officer (“CFO”), the Executive Vice President of Field Operations, and (iii) the President of NMF.

(k)                                  Incentive Period:  The twelve month period measured in the final publication of the year-end consolidated Financial Statements of the Company.

(l)                                     NMF: Network Multi-Family Security Corporation, a Delaware corporation, and its successors and assigns.

(m)                               NMF Senior Management: Those individuals employed by NMF who hold the titles of Senior Vice President, Vice President-Finance, Director-IT or Director-Customer Service.

(n)                                 Officers:  Those individuals employed by the Company or POAMI which hold the following officer positions: (i) Vice President, Treasurer and Controller, (ii) Vice President, General Counsel and Secretary,  and (iii) Senior Vice President of Customer Operations.

(o)                                 Participant:  Each Executive Officer, Officer and member of Senior Management, as those terms are defined herein, and those employees who are designated for participation in the Plan by the Board or the CEO pursuant to Section 3.

(p)                                 Plan:  The Plan herein set forth, and as from time to time amended.

(q)                                 POAMI: Protection One Alarm Monitoring, Inc., a Delaware corporation, and its successors and assigns.

(r)                                    POAMI Senior Management: Those individuals who are either: (i) employed by POAMI in pay grades A, B or C of the POAMI’s wage and salary administration plan, and (ii) those individuals, employed by POAMI not in pay grades A, B or C but designated as a Senior Manager by the CEO.

(s)                                  Senior Management: The POAMI Senior Management, NMF Senior Management and CMS Senior Management.

(t)                                    Target Award Percentage:  That percentage of a Participant’s Base Compensation which the Board (or the CEO pursuant to Section 3) shall from time to time determine to be available to a Participant under the Plan, or which is specified in  any employment agreement with Participant, which employment agreement is approved by the Board. As an example, a Senior Manager may be targeted to earn up to 25% of his/her Base Compensation as an Award if all applicable criteria are achieved.  The Target Award may apply to a class of employees or to individual employees, at the discretion of the Board (or the CEO pursuant to Section 3).

2.                                       Administration.  The Board shall be responsible for establishing the overall Plan, administering the Plan, determining whether actual individual compensation awards will be paid, and approving the amount of the actual individual compensation awards.  The Board may delegate any or all of such responsibilities with respect to the Plan to a committee of the Board or with respect to decisions or determinations affecting Plan Participants other than the CEO or CFO, to the CEO or CFO of the Company.

The members of the Board and all agents, officer, fiduciaries, and employees of the Company shall not be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with their responsibilities with respect to the Plan; and the Company hereby agrees to indemnify the members of the Board and all agents, officers, fiduciaries, and employees of the Company in respect to any claim, loss, damage, or expense (including counsel fees) arising from any such act, omission, interpretation, construction, or determination to the full extent permitted by law.

The day-to-day administration of the Plan with regard to specific classes of Participants shall be as follows:

(a)                                  Executive Officers:  The Board is responsible for the day-to-day supervision of the Plan, including designation of the Executive Officers’ goals, determination of the achievement of such goals, determination of the award size relating to the Executive Officers’ goals, and the determination of the amount of the discretionary award.

(b)                                 Officers:  The Board is responsible for the day-to-day supervision of the Plan including the designation of the Officers’ goals, determination of the achievement of such goals, determination of the award size relating to the goals, and the determination of the amount of the discretionary award.

(c)                                  NMF Senior Management:  The Board is responsible for the day-to-day supervision of the Plan including the designation of goals, determination of the achievement of such goals, determination of the award size relating to the goals, and the determination of the amount of the discretionary award.

(d)                                 POAMI Senior Management:  The Executive Officers are responsible for the day-to-day supervision of the Plan, including the designation of goals, determination of the achievement of such goals, determination of the award size relating to the goals, and the determination of the amount of the discretionary award.

3.                                       Eligibility to Participate.  Only employees who are Executive Officers, Officers or members of Senior Management (as defined herein), that are not otherwise participants in a separate non-equity incentive plan (other than retention programs) are Participants in the Plan.  The CEO shall determine, from time-to-time, whether the Plan should be extended to other individuals or groups of employees of the Company or its Designated Subsidiaries; provided, however, that the CEO shall not have authority to extend the Plan to additional executive officers.

4.                                       Award Criteria.  Awards under the Plan shall be calculated utilizing the following two criteria for each Participant: (i) the Financial Criterion, from which 70% of the Award is derived, and (ii) the Discretionary Criterion, from which 30% of the Award is derived. These criteria are further described below.

(a)                                  Financial Criterion:  The purpose of this measure is to foster a team orientation and to directly tie a Participant’s incentive to the steady state net operating cash flow (“SSNOCF”) of the Company, which the Company believes is a key operating metric and directly affects shareholder value.

SSNOCF shall be calculated in a manner consistent with the method used in the Company’s annual financial plan and approved by the Board.  SSNOCF will be calculated for the Company and the Designated Subsidiaries on a consolidated basis.  Expenses related to the sale of the Company, debt restructuring, the impact of any tax sharing agreements and unbudgeted legal settlements arising from claims that preceded the tenure of current management (i.e., prior to April 2001) are excluded from these calculations.

The calculation of Participants’ financial component will include a multiplier of 0% to 200% (the “Financial Multiplier”) that will depend on performance against plan.

The formula for calculating the Financial Multiplier is as follows:

(Actual SSNOCF – (90%) (Budgeted SSNOCF)) divided by ((10%) (Budgeted SSNOCF))  =  Multiplier

The calculation for determining the Financial Criterion component of the Award under the plan is as follows:

Financial Multiplier X Target Award Percentage X Financial Criterion Percentage (70%).

For example, for an Executive Officer with the maximum Multiplier, the calculation would be 200% (Multiplier) x 60% (Target Award Percentage) x 70% (Financial Criterion Percentage) = 84% of Base Compensation.

For all Participants, the portion of Awards derived from the Financial Criterion is capped at 200% of 70% of Target Award Percentage of Base Compensation (e.g., 84% of base salary for CEO, 56% of Base Compensation for Officer, etc.).

(b)                                 Discretionary Criterion:  This criterion is based on individual achievement and is intended (i) to provide a judgmental rating of a Participant’s managerial effectiveness, and (ii) to recognize the importance of intangible qualities of corporate performance. The rating (determined in accordance with Section 2) is based on an assessment of qualitative issues such as:

(i)                                     providing strategic direction

(ii)                                  providing leadership

(iii)                               proactively managing change

(iv)                              organizing developing, and utilizing the management team

(v)                                 creating an appropriate organizational environment

(vi)                              providing effective external representation

(vii)                           monitoring and evaluating performance and taking corrective actions.

Depending on individual achievement of these factors, the discretionary component of Participants’ Awards may range from 0% to 30% (“Discretionary Criterion Percentage”) of the Target Award Percentage. For example, for an Executive Officer awarded a Discretionary Criterion Percentage of 30%, the calculation would be: 60% (Target Award Percentage) x 30% (Discretionary Criterion Percentage) = 18% of Base Compensation.

(c)                                  Adjustment to Certain Participant Awards:  To the extent that Richard Ginsburg, Darius G. Nevin, Steve Williams or Peter Pefanis receive an Award with respect to 2004, such Award shall be the product of (i) the Award determined pursuant to this Section 4 multiplied by (ii) the ratio 318 / 366.

5.                                       Payment of Awards.

(a)                                  Generally:  Awards under the Plan are payable annually.  Payment of Awards shall be made within two and one-half months of the end of the fiscal year for which such Awards are attributable; provided, however, that if all or any portion of Awards are paid prior to completion of the Company’s audited financial statements for the Incentive Period, Participants will be required to repay the Company the amount received in excess of what would have been paid based on the Company’s audited results.

(b)                                 Termination of Employment:  Except as may be provided in a written employment agreement between a Participant and the Company or a Designated Subsidiary, a Participant who ceases to be continually employed by the Company or a Designated Subsidiary during the Incentive Period shall not be eligible for and shall forfeit all rights to an Award for such Incentive Period.

6.                                       Withholding for Taxes. Awards under the Plan are subject the withholding for applicable taxes and other charges.

7.                                       No Rights to Corporate Assets.  Nothing contained herein create any equity, property, lien, security or other interest of any kind in any assets of the Company or its subsidiaries, or create a trust or fiduciary relationship of any kind between the Company and its subsidiaries, or the Board or any member thereof, and any Plan Participant.  Any claims for unpaid amounts under the Plan, are and shall be unsecured.

8.                                       No Right to Acceleration or Deferral of Awards. It is the intent of the Board that the Plan meet the requirements of Section 409A of the Internal Revenue Code, be operated in accordance with such requirements, and that amounts payable pursuant to the Plan not be included in the wages or income of a Participant until such time as the Award is actually paid to the Participant. Accordingly, Participants have no right to elect to accelerate or to defer, nor shall any amounts payable pursuant to the Plan be accelerated or deferred, except as permitted under Section 409A of the Internal Revenue Code.

9.                                       Non-Assignability. Participants’ rights and interests under the Plan may not be transferred, assigned, mortgaged, or otherwise encumbered (an “assignment”); nor shall such rights and interests be subject to seizure for the payment of a Participant’s debts, judgments, alimony, or separate maintenance or be transferable by operation of law in the event of a Participant’s bankruptcy or insolvency. Any purported assignment by Participant of Participant’s rights and interests under the Plan shall be void.

10.                                 Amendment and Termination.  Other than with respect to the 2004 Plan year, the Board may from time to time and at any time alter, amend, suspend, discontinue, or terminate the Plan. Amendments to the Plan will not operate retroactively unless the amendment expressly so provides and is expressly agreed to by the CEO.

11.                                 No Right of Employment.  Nothing contained in the Plan shall be construed as conferring upon a Participant the right to continued employment with the Company.

12.                                 Governing Law.  All rights and obligations under the Plan shall be governed by, and the Plan shall be construed in accordance with the laws of the State of Delaware.

13.                                 Titles and Headings.  Titles and headings to sections herein are for purposes of reference only and shall in no way limit, define, or otherwise affect the meaning or interpretation of any provisions of the Plan.

14.                                 Effective Date.  This Plan is made effective as of January 1, 2004 and supersedes all other existing short-term incentive plans of the Company and its Designated Subsidiaries.